Exhibit (a)(1)(v)

Offer to Purchase for Cash
by
Osprey Bitcoin Trust

of
Up to 20% or 1,668,107 common units of fractional

undivided beneficial interest at net asset value less fees payable to the Sponsor

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY ON FRIDAY, FEBRUARY 9, 2024, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

January 11, 2024

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated January 11, 2024 (together with any amendments or supplements hereto, the “Offer to Purchase”) and the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, collectively with the Offer to Purchase and other related materials as may be amended or supplemented from time to time, the “Offer”), in connection with the Offer by Osprey Bitcoin Trust, a Delaware statutory trust (the “Trust,” “we,” “us” or “our”), to purchase up to 20% or 1,668,107 outstanding Units (the “Offer Amount”) pursuant to tenders by investors at a purchase price equal to their net asset value (“NAV”), less applicable fees payable to the Osprey Funds, LLC, a Delaware limited liability company and the sponsor of the Trust (the “Sponsor”), as of the close of business on February 14, 2024 (such purchase price, the “Purchase Price”), upon the terms and subject to the conditions described in the Offer to Purchase. Unless the context otherwise requires, all references to “units” or “Units” shall refer to the common units of fractional undivided beneficial interest in the Trust and portions thereof representing beneficial interest in the Trust. Capitalized terms used herein but not defined shall have the meanings given to them in the Offer to Purchase.

The Trust will purchase all Units properly tendered and not properly withdrawn prior to the Expiration Time at the Purchase Price, less fees payable to the Sponsor and any applicable withholding tax, on the terms and subject to the conditions of the Offer. All Units acquired in the Offer will be acquired at the same Purchase Price.

If the number of Units properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to the Offer Amount, the Trust will, on the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Units so tendered.

On the terms and subject to the conditions of the Offer, if more than the Offer Amount are properly tendered and not properly withdrawn prior to the Expiration Time, the Trust will purchase the Offer Amount on a pro rata basis, from all unitholders who properly tender Units, with appropriate adjustment to avoid purchases of fractional Units. See Section 3 of the Offer to Purchase.

We are the holder of record (directly or indirectly) of Units held for your account. As such, we are the only ones who can tender your Units, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Units we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the Units we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your Units in cash at the Purchase Price, as indicated in the attached instruction form, less fees payable to the Sponsor and any applicable withholding tax.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your Units will be purchased in the event of proration.

3. The Offer is not conditioned on any minimum number of Units being tendered. The Offer is, however, subject to certain other conditions set forth in Section 7 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at the end of the day on Friday, February 9, 2024 at 12:00 midnight, New York City time, unless the Trust extends the Offer or the Offer is earlier terminated.

5. The Offer is for up 1,668,107 Units, constituting approximately 20% of the total number of Units outstanding as of January 10, 2024.

6. Tendering unitholders who are registered holders or who tender their Units directly to Continental Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions or fees to the Trust, except as set forth in the Offer to Purchase and the Letter of Transmittal, or securities transfer taxes on the Trust’s purchase of Units under the Offer.

If you wish to have us tender any or all of your Units, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. If you authorize us to tender your Units, we will tender all your Units unless you specify otherwise on the attached instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer and withdrawal rights will expire the end of the day on Friday, February 9, 2024 at 12:00 midnight, New York City time, unless the Trust extends the Offer or the Offer is earlier terminated.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Trust’s Units. The Trust is not soliciting any Units in the Offer in any jurisdiction where it would be illegal to do so, provided that the Trust will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. Validly tendered Units will be accepted from all holders wherever located. The Trust may, at its discretion, take any action necessary for it to make the Offer to holders of Units in any such jurisdiction in compliance with applicable laws.

The Trust’s Sponsor has approved the Offer. However, none of the Trust, the Sponsor, Continental Stock Transfer & Trust Company (the “Depositary”) or Morrow Sodali LLC (the “Information Agent”) is making any recommendation to you as to whether to tender or refrain from tendering your Units. None of the Trust, the Sponsor, the Depositary or the Information Agent has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your Units. You must make your own decision as to whether to tender and, if so, how many Units to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Trust’s reasons for making the Offer. See Section 1 of the Offer to Purchase. You should discuss whether to tender your Units with your broker or other financial or tax advisor.

The Trust’s Sponsor, its officers or affiliates are entitled to participate in the Offer on the same basis as all other unitholders and one or more of such persons may, but are under no obligation, to do so.

If the Offer is oversubscribed, the Trust will purchase Units on a pro rata basis from all unitholders who properly tender Units and do not properly withdraw prior to the Expiration Time at the Purchase Price. Therefore, if you wish to maximize the chance that your Units will be purchased and wish to maximize the number of your Units accepted for payment, you should tender as many Units as you own and are willing to sell in the Offer.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
Osprey Bitcoin Trust
of
Up to 20% or 1,668,107 common units of fractional

undivided beneficial interest at net asset value less fees payable to the Sponsor

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, collectively with the Offer to Purchase and other related materials as may be amended or supplemented from time to time, the “Offer”), in connection with the Offer by Osprey Bitcoin Trust, a Delaware statutory trust (the “Trust,” “we,” “us” or “our”), to purchase up to 20% or 1,668,107 outstanding Units (as defined below) pursuant to tenders by investors at a purchase price equal to their net asset value (“NAV”), less applicable fees payable to the Sponsor (such purchase price, the “Purchase Price”), as of the close of business on February 14, 2024, upon the terms and subject to the conditions described in the Offer. Unless the context otherwise requires, all references to “Units” shall refer to the common units of fractional undivided beneficial interest in the Trust and portions thereof representing beneficial interest in the Trust. Capitalized terms used herein but not defined shall have the meanings given to them in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Trust the number of Units indicated below or, if no number is indicated, all Units you hold for the account of the undersigned, at the Purchase Price, on the terms and subject to the conditions of the Offer.

In participating in the Offer to purchase for cash, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Trust, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Trust as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Units are unknown and cannot be predicted with certainty; (4) any foreign exchange obligations triggered by the undersigned’s tender of Units or the recipient of proceeds are solely his or her responsibility; and (5) regardless of any action that the Trust takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Units, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Trust to withhold all applicable Tax Items legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Trust, the Sponsor, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

The undersigned understands that the Trust holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any Units held in the Trust, for the purpose of implementing, administering and managing his or her ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Trust. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom the undersigned held any Units. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Trust. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Trust.

Number of Units to be tendered by you for the account of the undersigned:            Units*

* Unless otherwise indicated, it will be assumed that all Units held by us for your account are to be tendered.